Exhibit 99.1

MEDIA CONTACT:	IR CONTACT:	FOR IMMEDIATE RELEASE

Karen Fenwick	Jeffrey Schnell	August 4, 2020
Direct: +44 (0) 1740 608076	Direct: +1 (832) 663-4656

Venator Announces Second Quarter 2020 Results: Delivery of Cost
Initiatives Mitigate the Effects of COVID-19

Second Quarter 2020 Highlights

•	Net loss attributable to Venator of $19 million compared to net income attributable to Venator of $21 million in the prior year period

•	Adjusted EBITDA of $37 million compared to $61 million in the second quarter of 2019

•	Diluted loss per share of $0.18 and adjusted diluted loss per share of $0.03

•	TiO2 sales volumes declined by 16% compared to the first quarter of 2020, primarily due to the effects of COVID-19

•	Average TiO2 pricing was stable compared to the first quarter of 2020 and second quarter of 2019

•	Delivered $11 million of cost benefits in the second quarter compared to the prior year period, including $7 million from our COVID-19 initiatives and $4 million from our 2019 Business Improvement Program

•	Successfully completed an offering of $225 million in aggregate principal amount of senior secured notes due 2025

	Three months ended			Six months ended
	June 30,		March 31,	June 30,
(In millions, except per share amounts)	2020	2019	2020	2020	2019
Revenues	$456	$578	$532	$988	$1,140

Net (loss) income attributable to Venator	$(19)	$21	$7	$(12)	$18
Adjusted net (loss) income attributable to Venator(1)	$(3)	$14	$12	$9	$28
Adjusted EBITDA(1)	$37	$61	$57	$94	$121

Diluted (loss) earnings per share	$(0.18)	$0.20	$0.07	$(0.11)	$0.17
Adjusted diluted (loss) earnings per share(1)	$(0.03)	$0.13	$0.11	$0.08	$0.26

Net cash provided by (used in) operating activities	$38	$(21)	$(58)	$(20)	$(50)
Free cash flow(3)	$18	$(50)	$(85)	$(67)	$(132)

See end of press release for footnote explanations

WYNYARD, UK - Venator Materials PLC (“Venator”) (NYSE: VNTR) today reported second quarter 2020 results with revenues of $456 million, net loss attributable to Venator of $19 million, adjusted net loss attributable to Venator of $3 million and adjusted EBITDA of $37 million.

Simon Turner, President and CEO of Venator, commented:

“Our business performed well in the second quarter notwithstanding the severe headwinds due to the COVID-19 pandemic. TiO2 volumes declined 16% sequentially, in-line with our expectations. Our average TiO2 price remained stable, consistent with our customer-tailored approach, and our decisive cost actions helped mitigate the acute impact of lower demand.

“We continue to have a relentless focus on managing our costs and cash uses. In the second quarter, we delivered on our COVID-19 cost initiatives and enhanced our liquidity position. We expect to continue to benefit from our self-help measures, including our Business Improvement Program.

“We are encouraged by the phased reopening of economies around the world. We will continue to focus on items under our control, such as providing quality products and services to our customers, lowering our costs and cash uses and improving our competitive profile.”

Segment Analysis for 2Q20 Compared to 2Q19

Titanium Dioxide

The Titanium Dioxide segment generated revenues of $338 million for the three months ended June 30, 2020, a decrease of $101 million, or 23%, compared to the same period in 2019. The decrease was primarily due to a 21% decline in TiO2 sales volumes, a 1% unfavorable impact from foreign currency translation and a 1% unfavorable impact due to mix and other. TiO2 sales volumes declined across all product categories and regions, most notably in Europe, primarily due to lower demand as a result of the impact of COVID-19. The average TiO2 selling price remained stable compared to the prior year period and the first quarter of 2020.

Adjusted EBITDA for the Titanium Dioxide segment was $35 million for the three months ended June 30, 2020, a decrease of $20 million compared to the same period in 2019. The decline was primarily a result of a decline in overall TiO2 sales volumes. This was partially offset by a reduction in costs, primarily related to actions taken in response to the COVID-19 pandemic, and a benefit of more than $3 million from our 2019 Business Improvement Program.

Performance Additives

The Performance Additives segment generated revenues of $118 million for the three months ended June 30, 2020, a decline of $21 million, or 15%, compared to the same period in 2019. The decline was primarily attributable to a 16% decrease in sales volumes, a 1% unfavorable impact of mix and other and a 1% unfavorable impact of foreign currency translation, partially offset by a 3% increase in the average selling price. The decline in sales volumes was primarily a result of lower demand in our color pigments and functional additives businesses due to the impact of the COVID-19 pandemic. The average selling price increased primarily as a result of favorable mix within our color pigments and timber treatment businesses.

Adjusted EBITDA for the Performance Additives segment was $13 million for the three months ended June 30, 2020, a decrease of $3 million compared to the same period in 2019. The decrease was primarily attributable to a decline in sales volumes due to the impact of COVID-19, partially offset by a reduction in costs, primarily related to actions taken in response to the COVID-19 pandemic, and a benefit of less than $1 million from our 2019 Business Improvement Program.

Corporate and other

Corporate and other represents expenses which are not allocated to our segments. Losses from Corporate and other were $11 million for the three months ended June 30, 2020, or $1 million higher compared to the same period in 2019. This was primarily a result of unfavorable foreign currency translation. We expect Corporate and other to be approximately $45 million for the full year 2020.

Tax Items

We recorded an income tax expense of $2 million for the three months ended June 30, 2020, compared to an income tax benefit of $9 million for the three months ended June 30, 2019. Our adjusted effective tax rate was 35% for both the three months ended June 30, 2020 and the same period in 2019.

Our income taxes are significantly affected by the mix of income and losses in the tax jurisdictions in which we operate, as impacted by the presence of valuation allowances in certain tax jurisdictions. In 2020, we expect an adjusted effective tax rate of approximately 35%. We expect cash taxes in 2020 to be less than $5 million and we continue to expect our adjusted effective tax rate in the long-term will be approximately 15% to 20%.

Liquidity and Capital Resources

As of June 30, 2020, we had $453 million of total liquidity. This includes cash and cash equivalents of $188 million and $265 million of availability under our existing asset-based revolving credit facility. At the end of the second quarter, net debt was $769 million compared to $695 million as of December 31, 2019.

On May 22, 2020, we successfully completed an offering of $225 million in aggregate principal amount of senior secured notes due 2025. The proceeds of the offering were used to repay borrowings under the ABL Facility and for general corporate purposes, including enhancing our liquidity position.

Year to date, capital expenditures have totaled $47 million, including $16 million in the second quarter of 2020. In 2020, we expect total capital expenditures to be approximately $60 million.

Earnings Conference Call Information

We will hold a conference call to discuss our second quarter 2020 results on Tuesday, August 4, 2020 at 8:00 a.m. ET.

Call-in numbers for the conference call:
U.S. participants	1-833-366-1118
International participants	1-412-902-6770
(No passcode required)

In order to facilitate the registration process, you may use the following link to pre-register for the conference call. Callers who pre-register will be given a unique PIN and separate call-in number to gain immediate access to the call and bypass the live operator. To pre-register, please go to:

http://dpregister.com/10145878

Webcast Information

The conference call will be available via webcast and can be accessed from the company’s website at venatorcorp.com/investor-relations.

Replay Information

The conference call will be available for replay beginning August 4, 2020 and ending August 11, 2020.

Call-in numbers for the replay:
U.S. participants	1-877-344-7529
International participants	1-412-317-0088
Passcode	10145878

Upcoming Conferences

During the third quarter of 2020, a member of management is expected to present at the Jefferies Virtual Industrials Conference on August 5-6, 2020, the UBS Chemicals Virtual Conference on September 9, 2020, the J.P. Morgan European High Yield & Leveraged Finance Conference on September 9-11, 2020 and the RBC Global Industrials Conference on September 14-15, 2020. A webcast of the presentations, if applicable, along with accompanying materials will be available at venatorcorp.com/investor-relations.

Table 1 — Results of Operations

	Three months ended		Six months ended
	June 30,		June 30,
(In millions, except per share amounts)	2020	2019	2020	2019
Revenues	$456	$578	$988	$1,140
Cost of goods sold	411	511	882	997
Operating expenses	46	45	88	100
Restructuring, impairment and plant closing and transition costs	5	—	12	12
Operating (loss) income	(6)	22	6	31
Interest expense, net	(12)	(10)	(22)	(21)
Other income	3	1	7	2
(Loss) income before income taxes	(15)	13	(9)	12
Income tax (expense) benefit	(2)	9	—	8
Net (loss) income	(17)	22	(9)	20
Net income attributable to noncontrolling interests	(2)	(1)	(3)	(2)
Net (loss) income attributable to Venator	$(19)	$21	$(12)	$18

Adjusted EBITDA(1)	$37	$61	$94	$121
Adjusted net (loss) income(1)	$(3)	$14	$9	$28

Basic (loss) earnings per share	$(0.18)	$0.20	$(0.11)	$0.17
Diluted (loss) earnings per share	$(0.18)	$0.20	$(0.11)	$0.17
Adjusted (loss) earnings per share(1)	$(0.03)	$0.13	$0.08	$0.26
Adjusted diluted (loss) earnings per share(1)	$(0.03)	$0.13	$0.08	$0.26

Ordinary share information:
Basic shares outstanding	106.7	106.6	106.7	106.5
Diluted shares	106.7	106.6	106.7	106.5

See end of press release for footnote explanations

Table 2 — Results of Operations by Segment

	Three months ended			Six months ended
	June 30,		Favorable /	June 30,		Favorable /
(In millions)	2020	2019	(Unfavorable)	2020	2019	(Unfavorable)
Segment Revenues:
Titanium Dioxide	$338	$439	(23)%	$740	$864	(14)%
Performance Additives	118	139	(15)%	248	276	(10)%
Total	$456	$578	(21)%	$988	$1,140	(13)%

Segment Adjusted EBITDA(1):
Titanium Dioxide	$35	$55	(36)%	$81	$116	(30)%
Performance Additives	13	16	(19)%	35	31	13%
Corporate and other	(11)	(10)	(10)%	(22)	(26)	15%
Total	$37	$61	(39)%	$94	$121	(22)%

See end of press release for footnote explanations

Table 3 — Factors Impacting Sales Revenue

	Three months ended
	June 30, 2020 vs. 2019
	Average Selling Price(a)
	Local Currency	Exchange Rate	Sales Mix & Other	Sales Volume(b)	Total
Titanium Dioxide	—%	(1)%	(1)%	(21)%	(23)%
Performance Additives	3%	(1)%	(1)%	(16)%	(15)%
Total Company	—%	(1)%	(1)%	(19)%	(21)%

	Six months ended
	June 30, 2020 vs. 2019
	Average Selling Price(a)
	Local Currency	Exchange Rate	Sales Mix & Other	Sales Volume(b)	Total
Titanium Dioxide	(1)%	(1)%	(1)%	(11)%	(14)%
Performance Additives	2%	(1)%	(1)%	(10)%	(10)%
Total Company	—%	(1)%	(1)%	(11)%	(13)%
(a)	Excludes revenues from tolling arrangements, by-products and raw materials
(b)	Excludes sales volumes of by-products and raw materials

Table 4 — Reconciliation of U.S. GAAP to Non-GAAP Measures

	EBITDA		Net Income (Loss)		Diluted Earnings (Loss) Per Share(1)
	Three months ended		Three months ended		Three months ended
	June 30,		June 30,		June 30,
(In millions, except per share amounts)	2020	2019	2020	2019	2020	2019
Net (loss) income	$(17)	$22	$(17)	$22	$(0.16)	$0.21
Net income attributable to noncontrolling interests	(2)	(1)	(2)	(1)	(0.02)	(0.01)
Net (loss) income attributable to Venator	(19)	21	(19)	21	(0.18)	0.20
Interest expense, net	12	10
Income tax expense (benefit)	2	(9)
Depreciation and amortization	28	29
Business acquisition and integration adjustments	—	(1)	—	(1)	—	(0.01)
Certain legal expenses/settlements	3	1	3	1	0.03	0.01
Amortization of pension and postretirement actuarial losses	4	4	4	4	0.04	0.03
Net plant incident costs	2	6	2	6	0.02	0.06
Restructuring, impairment, plant closing and transition costs	5	—	5	—	0.05	—
Income tax adjustments(2)	—	—	2	(17)	0.01	(0.16)
Adjusted(1)	$37	$61	$(3)	$14	$(0.03)	$0.13

Adjusted income tax expense(2)			$—	$8
Net income attributable to noncontrolling interests, net of tax			2	1
Adjusted pre-tax (loss) income			$(1)	$23
Adjusted effective tax rate			35%	35%

	EBITDA	Net Income (Loss)	Diluted Earnings (Loss) Per Share(1)
	Three months ended March 31,	Three months ended March 31,	Three months ended March 31,
(In millions, except per share amounts)	2020	2020	2020
Net income	$8	$8	$0.08
Net income attributable to noncontrolling interests	(1)	(1)	(0.01)
Net income attributable to Venator	7	7	0.07
Interest expense, net	10
Income tax benefit	(2)
Depreciation and amortization	28
Business acquisition and integration expenses	1	1	0.01
Loss on disposal of businesses/assets	2	2	0.02
Amortization of pension and postretirement actuarial losses	3	3	0.03
Net plant incident costs	1	1	0.01
Restructuring, impairment, plant closing and transition costs	7	7	0.06
Income tax adjustments(2)	—	(9)	(0.09)
Adjusted(1)	$57	$12	$0.11

Adjusted income tax expense(2)		$7
Net income attributable to noncontrolling interests, net of tax		1
Adjusted pre-tax income		$20
Adjusted effective tax rate		35%

	EBITDA		Net Income (Loss)		Diluted Earnings (Loss) Per Share(1)
	Six months ended		Six months ended		Six months ended
	June 30,		June 30,		June 30,
(In millions, except per share amounts)	2020	2019	2020	2019	2020	2019
Net (loss) income	$(9)	$20	$(9)	$20	$(0.08)	$0.19
Net income attributable to noncontrolling interests	(3)	(2)	(3)	(2)	(0.03)	(0.02)
Net (loss) income attributable to Venator	(12)	18	(12)	18	(0.11)	0.17
Interest expense, net	22	21
Income tax benefit	—	(8)
Depreciation and amortization	56	55
Business acquisition and integration expenses	1	1	1	1	0.01	0.01
Loss on disposal of businesses/assets	2	—	2	—	0.02	—
Certain legal expenses/settlements	3	1	3	1	0.03	0.01
Amortization of pension and postretirement actuarial losses	7	8	7	8	0.06	0.07
Net plant incident costs	3	13	3	13	0.03	0.12
Restructuring, impairment, plant closing and transition costs	12	12	12	12	0.11	0.11
Income tax impact of adjustments(2)	—	—	(7)	(25)	(0.07)	(0.23)
Adjusted(1)	$94	$121	$9	$28	$0.08	$0.26

Adjusted income tax expense(2)			$7	$17
Net income attributable to noncontrolling interest, net of tax			3	2
Adjusted pre-tax income			$19	$47
Adjusted effective tax rate			35%	35%

See end of press release for footnote explanations

Table 5 — Selected Balance Sheet Items

	June 30,	December 31,
(In millions)	2020	2019
Cash and cash equivalents	$188	$55
Accounts and notes receivable, net	332	321
Inventories	487	513
Prepaid expenses and other current assets	68	88
Property, plant and equipment, net	941	989
Other assets	314	299
Total assets	$2,330	$2,265

Accounts payable	$257	$351
Other current liabilities	107	124
Current portion of debt	7	13
Long-term debt	950	737
Non-current payable to affiliates	30	30
Other non-current liabilities	315	337
Total equity	664	673
Total liabilities and equity	$2,330	$2,265

Table 6 — Outstanding Debt

	June 30,	December 31,
(In millions)	2020	2019
Debt:
Term Loan Facility	$360	$361
Senior Secured Notes	214	—
Senior Unsecured Notes	371	371
Other debt	12	18
Total debt - excluding affiliates	957	750
Total cash	188	55
Net debt - excluding affiliates	$769	$695

Table 7 — Summarized Statement of Cash Flows

	Three months ended		Six months ended
	June 30,		June 30,
(In millions)	2020	2019	2020	2019
Total cash at beginning of period	$25	$80	$55	$165
Net cash provided by (used in) operating activities	38	(21)	(20)	(50)
Net cash used in investing activities	(20)	(29)	(47)	(82)
Net cash provided by financing activities	144	20	200	17
Effect of exchange rate changes on cash	1	—	—	—
Total cash at end of period	$188	$50	$188	$50
Supplemental cash flow information:
Cash paid for interest	$(4)	$(5)	$(18)	$(23)
Cash paid for income taxes	—	(2)	—	(3)
Capital expenditures	(16)	(31)	(47)	(83)
Depreciation and amortization	28	29	56	55

Changes in primary working capital:
Accounts receivable	49	(16)	(13)	(77)
Inventories	13	(5)	22	30
Accounts payable	(47)	(22)	(67)	(44)
Total cash provided by (used in) primary working capital	$15	$(43)	$(58)	$(91)

	Three months ended		Six months ended
	June 30,		June 30,
(In millions)	2020	2019	2020	2019
Free cash flow(3):
Net cash provided by (used in) operating activities	$38	$(21)	$(20)	$(50)
Capital expenditures	(16)	(31)	(47)	(83)
Other investing activities	(4)	2	—	1
Total free cash flow(3)	$18	$(50)	$(67)	$(132)

Adjusted EBITDA(1)	$37	$61	$94	$121
Capital expenditures excluding cash paid for Pori rebuild	(16)	(20)	(46)	(48)
Cash paid for interest	(4)	(5)	(18)	(23)
Cash paid for income taxes	—	(2)	—	(3)
Primary working capital change	15	(43)	(58)	(91)
Restructuring	(1)	(10)	(5)	(17)
Pension & other	(8)	(14)	(28)	(18)
Net cash flows associated with Pori	(5)	(17)	(6)	(53)
Total free cash flow(3)	$18	$(50)	$(67)	$(132)

See end of press release for numbered footnote explanations

Footnotes

(1)	Our management uses adjusted EBITDA to assess financial performance. Adjusted EBITDA is defined as net income/loss before interest income/expense, net, income tax expense/benefit, depreciation and amortization, and net income attributable to noncontrolling interests, as well as eliminating the following adjustments: (a) business acquisition and integration expenses/adjustments; (b) loss/gain on disposition of business/assets; (c) certain legal expenses/settlements; (d) amortization of pension and postretirement actuarial losses/gains; (e) net plant incident costs/credits; and (f) restructuring, impairment, and plant closing and transition costs/credits. We believe that net income is the performance measure calculated and presented in accordance with U.S. GAAP that is most directly comparable to adjusted EBITDA.

We believe adjusted EBITDA is useful to investors in assessing our ongoing financial performance and provides improved comparability between periods through the exclusion of certain items that management believes are not indicative of our operational profitability and that may obscure underlying business results and trends. However, this measure should not be considered in isolation or viewed as a substitute for net income or other measures of performance determined in accordance with U.S. GAAP. Moreover, adjusted EBITDA as used herein is not necessarily comparable to other similarly titled measures of other companies due to potential inconsistencies in the methods of calculation. Our management believes this measure is useful to compare general operating performance from period to period and to make certain related management decisions. Adjusted EBITDA is also used by securities analysts, lenders and others in their evaluation of different companies because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be highly dependent on a company’s capital structure, debt levels and credit ratings. Therefore, the impact of interest expense on earnings can vary significantly among companies. In addition, the tax positions of companies can vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the various jurisdictions in which they operate. As a result, effective tax rates and tax expense can vary considerably among companies. Finally, companies employ productive assets of different ages and utilize different methods of acquiring and depreciating such assets. This can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies.

Nevertheless, our management recognizes that there are limitations associated with the use of adjusted EBITDA in the evaluation of us as compared to net income. Our management compensates for the limitations of using adjusted EBITDA by using this measure to supplement U.S. GAAP results to provide a more complete understanding of the factors and trends affecting the business rather than U.S. GAAP results alone.

In addition to the limitations noted above, adjusted EBITDA excludes items that may be recurring in nature and should not be disregarded in the evaluation of performance. However, we believe it is useful to exclude such items to provide a supplemental analysis of current results and trends compared to other periods because certain excluded items can vary significantly depending on specific underlying transactions or events, and the variability of such items may not relate specifically to ongoing operating results or trends and certain excluded items, while potentially recurring in future periods, may not be indicative of future results.

Adjusted net income is computed by eliminating the after-tax amounts related to the following from net income attributable to Venator Materials PLC ordinary shareholders: (a) business acquisition and integration expenses/adjustments; (b) loss/gain on disposition of business/assets; (c) certain legal expenses/settlements; (d) amortization of pension and postretirement actuarial losses/gains; (e) net plant incident costs/credits; and (f) restructuring, impairment, and plant closing and transition costs/credits. Basic adjusted net earnings per share excludes dilution and is computed by dividing adjusted net income by the weighted average number of shares outstanding during the period. Adjusted diluted net earnings per share reflects all potential dilutive ordinary shares outstanding during the period increased by the number of additional shares that would have been outstanding as dilutive securities.

Adjusted net income (loss) and adjusted net earnings (loss) per share amounts are presented solely as supplemental information. These measures exclude similar noncash items as Adjusted EBITDA in order to assist our investors in comparing our performance from period to period and as such, bear similar risks as Adjusted EBITDA as documented above. For that reason, adjusted net income and the related per share amounts, should not be considered in isolation and should be considered only to supplement analysis of U.S. GAAP results.

(2)	Prior to the second quarter of 2019, the income tax impacts, if any, of each adjusting item represented a ratable allocation of the total difference between the unadjusted tax expense and the total adjusted tax expense, computed without consideration of any adjusting items using a with and without approach.

Beginning in the three- and six-month periods ended June 30, 2019, income tax expense is adjusted by the amount of additional tax expense or benefit that we would accrue if we used non-GAAP results instead of GAAP results in the calculation of our tax liability, taking into consideration our tax structure. We use a normalized effective tax rate of 35%, which reflects the weighted average tax rate applicable under the various jurisdictions in which we operate. This non-GAAP tax rate eliminates the effects of non-recurring and period specific items which are often attributable to restructuring and acquisition decisions and can vary in size and frequency. This rate is subject to change over time for various reasons, including changes in the geographic business mix, valuation allowances, and changes in statutory tax rates.

We eliminate the effect of significant changes to income tax valuation allowances from our presentation of adjusted net income to allow investors to better compare our ongoing financial performance from period to period. We do not adjust for insignificant changes in tax valuation allowances because we do not believe it provides more meaningful information than is provided under GAAP. We believe that our revised approach enables a clearer understanding of the long term impact of our tax structure on post tax earnings.

(3)	Management internally uses a free cash flow measure: (a) to evaluate the Company’s liquidity, (b) to evaluate strategic investments and (c) to evaluate the Company’s ability to incur and service debt. Free cash flow is not a defined term under U.S. GAAP, and it should not be inferred that the entire free cash flow amount is available for discretionary expenditures. The Company defines free cash flow as cash flows provided by (used in) operating activities from continuing operations and used in investing activities. Free cash flow is typically derived directly from the Company’s condensed consolidated statement of cash flows; however, it may be adjusted for items that affect comparability between periods. Free cash flow is presented as supplemental information.

About Venator

Venator is a global manufacturer and marketer of chemical products that comprise a broad range of pigments and additives that bring color and vibrancy to buildings, protect and extend product life, and reduce energy consumption. We market our products globally to a diversified group of industrial customers through two segments: Titanium Dioxide, which consists of our TiO2 business, and Performance Additives, which consists of our functional additives, color pigments, timber treatment and water treatment businesses. Based in Wynyard, U.K., Venator employs approximately 4,000 associates and sells its products in more than 110 countries.

Social Media:

Twitter: www.twitter.com/VenatorCorp

Facebook: www.facebook.com/venatorcorp

LinkedIn: www.linkedin.com/company/venator-corp

Cautionary Statement Concerning Forward-Looking Statements

Certain statements contained in this press release constitute “forward looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward looking statements represent Venator’s expectations or beliefs concerning future events, and it is possible that the expected results described in this press release will not be achieved. These forward looking statements are subject to risks, uncertainties and other factors, many of which are outside of Venator’s control, that could cause actual results to differ materially from the results discussed in the forward looking statements, including the impacts and duration of the global outbreak of the Coronavirus Disease 2019 pandemic on the global economy and all aspects of our business, including our employees, customers, suppliers, partners, results of operations, financial condition and liquidity, global economic conditions, our ability to maintain sufficient working capital, our ability to access capital markets on favorable terms, our ability to transfer technology and manufacturing capacity from our Pori, Finland manufacturing facility to other sites in our manufacturing network, the costs associated with such transfer and the closure of our Pori facility, our ability to realize financial and operational benefits from our business improvement plans and initiatives, impacts on TiO2 markets and the broader global economy from the imposition of tariffs by the U.S. and other countries, changes in raw material and energy prices, or interruptions in raw materials and energy, industry production capacity and operating rates, the supply demand balance for our products and that of competing products, pricing pressures, technological developments, legal claims by or against us, changes in government regulations, including increased manufacturing, labeling and waste disposal regulations and the classification of TiO2 as a carcinogen in the EU, geopolitical events, cyberattacks and public health crises such as coronavirus.

Any forward looking statement speaks only as of the date on which it is made, and, except as required by law, Venator does not undertake any obligation to update or revise any forward looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for Venator to predict all such factors. When considering these forward looking statements, you should keep in mind the risk factors and other cautionary statements in Venator's Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC and in its Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The risk factors and other factors noted therein could cause its actual results to differ materially from those contained in any forward looking statement.